UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 15, 2004

Intermix Media, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-26355	06-1556248
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6060 Center Drive, Suite #300 Los Angeles, California	90045
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (310) 215-1001

eUniverse, Inc.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

On July 15, 2004, Intermix Media, Inc. (the “Company”), entered into an agreement to purchase certain assets of Supernation, LLC (“Supernation”). Supernation owns and operates an interactive gaming property and multimedia business, accessible at the website www.superdudes.net. This acquisition closed on September 15, 2004. The Company paid $125,000 in cash for the Supernation assets, will issue 900,000 shares of Company common stock to Supernation on November 1, 2004 and will pay a percentage of certain revenue sources to Supernation for up to six years.

Mr. Richard Rosenblatt, the Company’s Chief Executive Officer, owns approximately 25% of the Supernation member interests. In connection with the acquisition and to avoid any potential future conflict of interests, Mr. Rosenblatt agreed to sell his ownership interests in Supernation. On July 14, 2004, the Company’s Board of Directors, upon the recommendation of the Company’s Audit Committee, adopted a resolution which grants a waiver to Mr. Rosenblatt of the conflict of interests provision contained in the Intermix Media Financial Code of Professional Conduct. Mr. Rosenblatt abstained from the vote of the grant of waiver by the Board of Directors and did not participate in the Board’s consideration and approval of the Supernation acquisition.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.	Description
10.1	Asset Purchase Agreement, dated as of July 15, 2004, by and between eUniverse, Inc. and Supernation, LLC. *

*	Incorporated by reference to Intermix Media, Inc.’s Form 8-K filed on July 16, 2004.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 20, 2004	Intermix Media, Inc.

	By:	/s/ Thomas J. Flahie
Thomas J. Flahie Chief Financial Officer